SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)
           AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                           (Amendment No. ________)(1)


                                   Edify Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    280599101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Index is on Page 28


                               Page 1 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  2 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown Associates III, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           132,650 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           132,650 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       132,650 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.80 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  3 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown Partners III, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           132,650 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           132,650 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       132,650 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.80 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  4 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown-Glynn Associates, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           64,750 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           64,750 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       64,750 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.39 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  5 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown-Glynn Partners, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           64,750 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           64,750 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       64,750 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.39 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  6 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown-Glynn Advisors, Ltd.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           197,400 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           197,400 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       197,400 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.2 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  7 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       The Crown Trust

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           225,600 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           225,600 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       225,600 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.4 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  8 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Crown Capital Management, Ltd.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           225,600 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           225,600 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       225,600 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.4 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page  9 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       David F. Bellet

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           423,000 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           423,000 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       423,000 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.6 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 10 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       John W. Glynn, Jr.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            52,000 shares of Common Stock

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           828,935 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              52,000 shares of Common Stock
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           828,935 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       880,935 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 11 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Jeffrey S. Hamren

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           423,000 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           423,000 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       423,000 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.6 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 12 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Daryl Messinger

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            4,000

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           828,935 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              4,000
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           828,935 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       832,935 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.0 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 13 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Margaret S. McNamara

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           423,000 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           423,000 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       423,000 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.6 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 14 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Steven Rosston

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            8,000 shares of Common Stock

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           828,935 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              8,000 shares of Common Stock
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           828,935 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,935 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.1 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 15 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Chester A. Siuda

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            15,600

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           423,000 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              15,600
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           423,000 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       438,600 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.6 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 16 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Capital Management

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           165,946 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           165,946 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       165,946 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.0 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 16 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 17 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Emerging Opportunity Fund

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           77,300 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           77,300 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       77,300 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.47 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 17 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 18 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Buckley Investments, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           24,600 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           24,600 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,600 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.15 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 18 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 19 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Investment, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           27,045 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           27,045 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,045 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.16 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 19 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 20 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Peterson

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           8,800 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           8,800 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,800 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.05 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 20 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 21 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Ventures III, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           44,444 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           44,444 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       44,444 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.27 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 21 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 22 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       McMorgan Fund II, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           56,300 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           56,300 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       56,300 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.34 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 22 of 29 pages

----------------------                                      --------------------
CUSIP No. 280599101                   13G                   Page 23 of 29 Pages
          ---------                                              --    --
----------------------                                      --------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Glynn Capital Management 401K

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

      NUMBER OF            0

 SHARES BENEFICIALLY   ---------------------------------------------------------
                       6.  SHARED VOTING POWER
      OWNED BY
                           1,500 shares of Common Stock
        EACH
                       ---------------------------------------------------------
      REPORTING        7.  SOLE DISPOSITIVE POWER

       PERSON              0
                       ---------------------------------------------------------
        WITH           8.  SHARED DISPOSITIVE POWER

                           1,500 shares of Common Stock
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,500 shares of Common Stock

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                              |_|



--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.009 %

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 23 of 29 pages

Item 1(a)   Name of Issuer:  Edify Corp.


Item 1(b)   Address of Issuer's Principal Executive Offices:

            2840 San Tomas Expressway, Santa Clara, CA 95051

Item 2(a)   Names of Person Filing     See cover pages.

      Relationship of filing persons:

            Glynn Capital Management, Crown-Glynn Advisors Ltd., and Crown Capital Management Ltd. are Registered Investment Advisors.

            Glynn Capital Management is investment advisor to Glynn Emerging Opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, McMorgan Fund II, a California limited partnership, and Glynn Investments, a California limited partnership.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Darryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

            Crown Associates III, L.P. owns 132,650 shares of common stock, Crown-Glynn Associates, L.P. owns 64,750 shares of common stock, The Crown Trust owns 225,600 shares of common stock, Glynn Capital Management owns 165,946 shares of common stock, Glynn Emerging Opportunity Fund owns 77,300 shares of common stock, Glynn Investment owns 27,045 shares of common stock, Glynn Buckley owns 24,600 shares of common stock, Glynn Ventures III, L.P. owns 44,444 shares of common stock, Glynn Peterson owns 8,800 shares of common stock, McMorgan Fund II owns 56,300 shares of common stock and Glynn Capital Management 401K owns 1,500 shares.


                               Page 24 of 29 pages

Item 2(b)   Address of  Principal Business Office or, if none Residence:

            As to the following filing persons:

            Crown Associates III, L.P.
            Crown Partners III, L.P.
            Crown-Glynn Associates, L.P.
            Crown-Glynn Partners, L.P.
            Crown-Glynn Advisors Ltd.
            The Crown Trust
            Crown Capital Management Ltd.
            Chester A. Siuda
            Margaret S. McNamara
            Jeffrey S. Hamren

            67 East Park Place
            8th Floor
            Morristown, NJ  07960

            As to the following filing person:

            David F. Bellet
            60 East 42nd Street, Suite 3405
            New York, NY  10165

            As to the following filing persons:

            Glynn Buckley Investments, L.P.
            McMorgan Fund II, L.P.
            Glynn Capital Management
            Glynn Emerging Opportunity Fund
            Glynn Investment, L.P.
            Glynn Peterson
            Glynn Ventures, III, L.P.
            Glynn Capital Management 401K
            John W. Glynn, Jr.
            Steven Rosston
            Daryl Messinger

            3000 Sand Hill Road
            Building 4, Suite 235
            Menlo Park, CA  94025

Item 2(c)   Citizenship:  See cover pages

Item 2(d)   Title of Class of Securities:  Common Stock, 0.001 par value

Item 2(e)   CUSIP Number:  280599101


                               Page 25 of 29 pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

            (a)   Broker or Dealer registered under Section 15 of the Act,

            (b)   Bank as defined in Section 3(a)(6) of the Act,

            (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) Investment Company registered under Section 8 of the Investment Company Act,

            (e)* Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

            (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

            ----------
            * As to Crown-Glynn Advisors, Ltd., Crown Capital Management
              Ltd. and Glynn Capital Management

Item 4.     Ownership: See cover pages.

Item 5.     Ownership of Five Percent or Less of a Class: Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.     Notice of Dissolution of Group: Not applicable.

Item 10.    Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 26 of 29 pages

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 19, 1998


CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 ----------------------------------
By Crown-Glynn Partners, L.P. as                    John W. Glynn, Jr.*
         General Partner
                                            /s/ Steven Rosston
                                            ----------------------------------
                                                    Steven Rosston


CROWN ASSOCIATES III, LIMITED               /s/ Daryl Messinger
PARTNERSHIP                                 ----------------------------------
By Crown Partners III, L.P. as                      Daryl Messinger
         General Partner

                                            /s/ David F. Bellet
                                            ----------------------------------
                                                    David F. Bellet


CROWN PARTNERS III, L.P.                    /s/ Chester A. Siuda
                                            ----------------------------------
                                                    Chester A. Siuda

CROWN-GLYNN PARTNERS, L.P.
                                            /s/ Jeffrey S. Hamren
                                            ----------------------------------
                                                    Jeffrey S. Hamren

By /s/ David F. Bellet
   -----------------------
         General Partner                    /s/ Margaret S. McNamara
                                            ----------------------------------
                                                    Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT LTD

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
   -----------------------

----------
      * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., GCM 401K, Glynn Buckley Investments, L.P., Glynn Peterson, Glynn Ventures III, L.P., McMorgan Fund II, L.P.


                               Page 27 of 29 pages

                                Index to Exhibits

Joint Filing Agreement.................................................. Page 29


                               Page 28 of 29 pages